SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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NAME:                JPF Variable Annuity Separate Account

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):
                 One Granite Place, Concord, New Hampshire 03301

TELEPHONE NUMBER (INCLUDING AREA CODE):     (603) 226-5000

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:
                 Shari J. Lease, Esquire
                 One Granite Place, Concord, New Hampshire  03301

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES           [X]                          NO           [ ]

        Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Concord and the State of New Hampshire on the 11th day of January 2000.

[SEAL]           Signature:          JPF VARIABLE ANNUITY
                                     SEPARATE ACCOUNT
                                     ----------------
                                     (Name of Registrant)

                 By:                 JEFFERSON PILOT FINANCIAL
                                     INSURANCE COMPANY
                                     -----------------
                                     (Name of Sponsor)

                 By:                 /s/ Ronald R. Angarella
                                     -------------------
                                     Ronald R. Angarella, Sr. Vice President

Attest:           Shari J. Lease
                  --------------
                  Shari J. Lease, Vice President